SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT UNDER SCHEDULE B

OF

THE SECURITIES ACT OF 1933

REPUBLIC OF THE PHILIPPINES

(Name of Registrant)

Name and Address of Authorized Representative in the United States:

Elmer G. Cato

Consul General Philippine Consulate General

556 Fifth Avenue

New York, New York 10036-5095

It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

Amit Singh, Esq. Linklaters Singapore Pte. Ltd. One George Street #17-01 Singapore 049145	Shuang Zhao, Esq. Robert K. Williams, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Hong Kong SAR

Approximate date of commencement of proposed sale to the public:

From time to time after the Registration Statement becomes effective.

The securities being registered are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price (per Unit(1))	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Debt Securities and Warrants	$170,457,254.40	100%	$170,457,254.40	$18,784.39

Notes:

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Exclusive of accrued interest, if any.

The securities being registered for an offering pursuant to Rule 462(b) under the Securities Act of 1933 are additional securities registered under the Registrant’s Securities Act registration statement No. 333-249557, under which an aggregate amount of $852,286,272 is available to be sold as of the date of this filing.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This Registration Statement is being filed with respect to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933. The contents of the earlier registration statement (No. 333-249557) are incorporated by reference into this Registration Statement.

Contents

This Registration Statement consists of:

1.	Signature Page

2.	Signature of Authorized Representative

3.	Index to Exhibits

4.	The following exhibits:

A.	Fiscal Agency Agreement.(1)

B.	Form of Debt Securities (attached to the form of Fiscal Agency Agreement under A above).(1)

C.	Form of Warrant Agreement.(2)

D.	Form of Underwriting Agreement.(3)

E.	Opinion of the Secretary of the Department of Justice, Republic of the Philippines, as to the legality of the Debt Securities.(4)

F.	Opinion of Linklaters, U.S. counsel to the Republic of the Philippines, as to the legality of the Debt Securities.(4)

G.	Consent of the Secretary of the Department of Justice of the Republic of the Philippines (included in Exhibit (E)).(4)

H.	Consent of Linklaters (included in Exhibit (F)).(4)

I.	Consent of Rosalia de Leon, National Treasurer, Republic of the Philippines (included on signature page).

J.	Form of Supplement No. 1 to the Fiscal Agency Agreement (including form of Debt Securities).(5)

K.	Form of Supplement No. 2 to the Fiscal Agency Agreement (including form of Registered Security).(6)

L.	Form of Supplement No. 3 to the Fiscal Agency Agreement (including form of Registered Security and form of Bearer Security)(7)

Notes:

(1)	Incorporated by reference to Registration Statement No. 333-10960.
(2)

To be filed concurrently with the applicable prospectus supplement by amendment to this Registration Statement or in any report filed under the U.S. Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement.

(3)	Incorporated by reference to Registration Statement No. 333-183717.
(4)	Filed herewith.
(5)	Incorporated by reference to Registration Statement No. 333-108310.
(6)	Incorporated by reference to Registration Statement No. 333-163671.
(7)	Incorporated by reference to Registration Statement No. 333-208780.

Signature of the Republic of the Philippines

Pursuant to the requirements of the Securities Act of 1933, the Republic of the Philippines has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manila, Republic of the Philippines on the 5th day of October, 2022.

REPUBLIC OF THE PHILIPPINES

By	/s/ Rosalia V. De Leon
Rosalia V. De Leon(1)
Treasurer of the Philippines

By	/s/ Mark Dennis Y. C. Joven
Mark Dennis Y. C. Joven
Undersecretary

Note:

(1)	Consent is hereby given to use of her name in connection with the information specified in this Registration Statement to have been supplied by her and stated on her authority.

Signature of Authorized Representative of the Republic of the Philippines

Pursuant to the Securities Act of 1933, the undersigned, a duly authorized representative of the Republic of the Philippines in the United States, has signed this Registration Statement in the City of New York, New York on the 5th day of October, 2022.

REPUBLIC OF THE PHILIPPINES

By	/s/ Elmer G. Cato
Elmer G. Cato
Consul General

Exhibit Index

Exhibit	Description

A.	Fiscal Agency Agreement.(1)

B.	Form of Debt Securities (attached to the form of Fiscal Agency Agreement under Exhibit A above).(1)

C.	Form of Warrant Agreement.(2)

D.	Form of Underwriting Agreement.(3)

E.	Opinion of the Secretary of the Department of Justice, the Republic of the Philippines, as to the legality of the Debt Securities.(4)

F.	Opinion of Linklaters, U.S. counsel to the Republic of the Philippines, as to the legality of the Debt Securities.(4)

G.	Consent of the Secretary of the Department of Justice of the Republic of the Philippines (included in Exhibit (E)).(4)

H.	Consent of Linklaters (included in Exhibit (F)).(4)

I.	Consent of Rosalia de Leon, National Treasurer, Republic of the Philippines (included on signature page).

J.	Form of Supplement No. 1 to the Fiscal Agency Agreement (including form of Debt Securities).(5)

K.	Form of Supplement No. 2 to the Fiscal Agency Agreement (including form of Registered Security).(6)

L.	Form of Supplement No. 3 to the Fiscal Agency Agreement (including form of Registered Security and form of Bearer Security)(7)

Notes:

(1)	Incorporated by reference to Registration Statement No. 333-10960.
(2)

To be filed concurrently with the applicable prospectus supplement by amendment to this Registration Statement or in any report filed under the U.S. Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement.

(3)	Incorporated by reference to Registration Statement No. 333-183717.
(4)	Filed herewith.
(5)	Incorporated by reference to Registration Statement No. 333-108310.
(6)	Incorporated by reference to Registration Statement No. 333-163671.
(7)	Incorporated by reference to Registration Statement No. 333-208780.